Exhibit 10.1

[Power Integrations, Inc. Letterhead]

June 30, 2006

Mr. Rafael Torres

Re: Employment Terms

Dear Rafael:

Power Integrations, Inc. (the “Company”) is pleased to offer you the position of Vice President of Finance and Administration/Chief Financial Officer on the following terms. This offer is subject to approval of the Company’s Board of Directors (the “Board”) and its Compensation Committee.

You will be responsible for the duties assigned to your position and will report directly to me. You will work at our facility located at San Jose, California. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your salary will be $240,000 per year, less payroll deductions and all required withholdings, paid bi-weekly. You will be eligible to participate in our Executive Staff Bonus program pursuant to the terms of that program. Your potential target bonus for 2006 will be $100,000.00 and will be prorated from your start date. The Company will have the sole discretion to determine whether you have earned any bonus under this program and to determine the amount of any such bonus. Notwithstanding the above, the Company will pay you a minimum bonus for 2006 equal to the prorated amount of the target bonus. If you leave the Company for any reason prior to end of any bonus year, no pro rata bonus will be earned.

In addition, after one year of employment, you will be eligible to participate in the Executive Officers Benefits program pursuant to the terms of that program. You will be eligible for the following standard Company benefits: medical insurance, vacation, sick leave and holidays. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. The Company may change compensation and benefits from time to time in its discretion.

Subject to approval by the Board or its Compensation Committee, and pursuant to the Company’s Equity Incentive Plan (the “Plan”), the Company shall grant you an option to purchase up to 150,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four-year vesting schedule. You will not be eligible for the annual option grant in year 2007. You will be considered an “Insider” for purposes of trading company stock and are required to comply with the Power Integrations’ Insider Trading policy.

As a Company employee, you will be expected to abide by Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. As a condition of employment, you must read, sign and comply with the Company’s standard form of Employee Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information, and you must read, sign and comply with the Company’s Code of Conduct.

Your employment relationship is at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This offer also is subject to completion of a satisfactory background check by the Company and its auditors KPMG LLC and Deloitte & Touche LLC.

This letter, together with your Employee Proprietary Information and Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

Please sign and date this letter and return it to me by 3:00 p.m. on Friday, June 30, 2006, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we will then determine your start date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Balu Balakrishnan
Balu Balakrishnan
President and CEO

Accepted:

/s/ Rafael Torres	6-30-06
Rafael Torres	Date

Confidential